UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Morgans Hotel Group Co.

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On April 9, 2013, Morgans Hotel Group Co. issued a press release relating to its upcoming rights offering and its 2013 annual meeting. A copy of the press release is set forth below.

MORGANS HOTEL GROUP VOLUNTARILY RESCHEDULES RIGHTS OFFERING AND

EXTENDS CLOSING DATE

Pro-Rata Rights Offering Now to Close After Record Date for 2013 Annual Meeting

New Timeline Underscores Sole Purpose of Pro-Rata Rights Offering is to Create Long-Term

Value for Shareholders as Part of Yucaipa Transaction

Rights Offering and Transformative Yucaipa Transaction Enable Company to Significantly

Reduce Debt and Near-Term Maturities and Fund Growth

New York, April 9, 2013 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“Morgans” or the “Company”), the New York-based hospitality management company, today announced that it has voluntarily rescheduled the $100 million pro-rata rights offering that it announced on April 1, 2013. As a result, the subscription period for the rights offering will close after the record date for the Company’s 2013 annual meeting. The postponement ensures that any potential changes to the shareholder base as a result of the pro–rata rights offering will have no bearing on the outcome of voting at the Company’s 2013 annual meeting. The new timeline underscores the sole purpose of the rights offering – to enhance our ability to create long-term value for all shareholders.

On April 1, 2013, the Company announced that it entered into a transformative transaction with The Yucaipa Companies (“Yucaipa”) that reduces the Company’s debt and preferred stock by $230 million, which includes the elimination of $113 million of debt maturing in 2014, and cancels warrants to acquire 12.5 million shares of common stock at $6 per share in exchange for the Company’s ownership interest in Delano South Beach and The Light Group. The rights offering was announced as an integral part of the transaction to pay off debt, reduce near-term maturities and provide funding for growth.

“The asset exchange with Yucaipa and rights offering we announced last week accelerate the growth of our business, significantly reduce our risk profile and enhance our ability to create long-term value for all our shareholders,” said Michael Gross, CEO of Morgans. “We entered into this transaction solely because we believe it is in the best interests of our shareholders. This transaction was the culmination of a thorough 15-month review process by a special committee of the Board consisting of independent and disinterested directors, which retained its own independent financial and legal advisors.”

OTK Associates, LLP (“OTK”) has launched a proxy contest to attempt to take complete control of the Company without paying a premium or any consideration to shareholders. OTK subsequently filed a lawsuit alleging that the purpose of the Company’s rights offering is to place a large block of shares with Yucaipa in advance of the annual meeting record date. This allegation is not and was never true, and by extending the closing of the rights offering, this assertion is entirely moot.

Mr. Gross continued, “OTK Associates has repeatedly misstated the Board’s motivation for the rights offering and has filed a meritless lawsuit against Morgans and some of our directors. Given its Board representation, OTK knows full well this transaction was not in any way a response to OTK’s proxy contest and had been under consideration long before its proxy contest was announced. While our original intention in changing the shareholder meeting date was to ensure that shareholders who participate in the pro-rata rights offering with knowledge of the Yucaipa transaction would have an opportunity to vote at the meeting, we have voluntarily rescheduled the closing of the rights offering to remove any question about the Board’s motivations.”

Mr. Gross noted, “OTK was fully aware of the transaction for over a year through its Board representation, and on numerous occasions it had the opportunity to propose an alternative source of financing or other transaction. It never did and now OTK wants to take control of the company without paying a premium to shareholders.”

The Company approved the pro rata rights offering because the proceeds are essential to retire the credit facility secured by Delano South Beach, which is a precondition for closing the transaction with Yucaipa. In addition, the rights offering is projected to raise $65 million of additional cash that will be used to fund general corporate purposes, including working capital, and growth through investment in Morgans’ expanding pipeline of new hotel contracts.

The rights offering is structured to ensure there is no inherent dilution to shareholders’ ownership interests or voting power. The rights offering will be available pro rata to all of the Company’s shareholders at $6 per share, a discount to the Company’s closing stock price on April 8th. Holders of the rights, which will be fully transferable, will also be entitled to subscribe for additional shares of common stock up to 50% of their basic pro-rata subscription amount, depending upon the number of rights that expire unexercised and certain other limitations. To ensure that the Company raises the full $100 million needed by the Company to fund working capital and growth, Yucaipa agreed to fully backstop the rights offering, at no fee, and only to the extent that the rights are not exercised by existing shareholders (including existing shareholders’ right to subscribe for additional shares up to 50% of their basic pro-rata subscription). OTK had the opportunity to backstop a material portion of the $6 rights offering and it did not. The rights offering and transaction with Yucaipa is the result of a 15-month process by a special committee of the Company’s Board established to review strategic alternatives.

Mr. Gross added: “Among the benefits of the recently announced transaction with Yucaipa is the elimination of Yucaipa’s consent rights over certain major decisions, including a sale of substantially all of the assets or outright sale of the company, in certain circumstances. The removal of these consent rights will provide our Board with significant flexibility to further explore all avenues to maximize shareholder value, and is another reason why the Yucaipa transaction and associated rights offering is in the best interest of all our shareholders.”

The Company has not set a launch date for the rights offering, but currently expects this to occur in the second half of May 2013, with the expiration date occurring approximately one month later. The Company’s 2013 annual meeting remains scheduled to take place on July 10, 2013 and the record date for the 2013 annual meeting remains set at May 29, 2013.

The rights offering is being made pursuant to a shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective on August 3, 2010. A prospectus supplement relating to the rights offering will be filed with the SEC. Additional information regarding the rights offering will be set forth in the prospectus supplement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Additional Information and Where to Find It

The Company will be filing a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read the Company’s 2013 proxy statement when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov or the Company’s website at www.morganshotelgroup.com.

The Company, its directors and its executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with the Company’s 2013 Annual Meeting of Stockholders. Information regarding the persons who may, under the applicable rules and regulations of the SEC, be considered participants in the solicitation of stockholders in connection with the Company’s 2013 Annual Meeting of Stockholders, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, will be set forth in the 2013 proxy statement and the other relevant documents to be filed with the SEC. Information concerning the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on March 6, 2013, and the Company’s definitive proxy statement for the 2012 annual meeting of stockholders, which was filed with the SEC on April 16, 2012.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach and Marrakech, Mondrian in Los Angeles, South Beach and New York, Hudson in New York, Morgans and Royalton in New York, Shore Club in South Beach, Clift in San Francisco, Ames in Boston and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion, including Delano properties in Las Vegas, Nevada; Cesme, Turkey and Moscow, Russia; Mondrian properties in London, England; Istanbul, Turkey; Doha, Qatar and Baha Mar in Nassau, The Bahamas; and a Hudson in London, England. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events, including the Yucaipa transaction, the rights offering and related transactions, and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; our levels of debt, our ability to refinance our current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, our ability to access the capital markets and the ability of our joint ventures to do the foregoing; our history of losses; our ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in our industry and the markets where we invest; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; risks related to the completion or failure to complete the Yucaipa transaction, the rights offering and related transactions; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Contacts

Investors:	Richard Szymanski, Morgans Hotel Group Co., +1-212-277-4188

Media:	Lex Suvanto/Neil Maitland, Abernathy MacGregor

 +1-212-371-5999, LEX@abmac.com/NAM@abmac.com